AMENDMENT AGREEMENT
     AMENDMENT AGREEMENT (this “Amendment Agreement”), dated January 20, 2006, among Bally Total Fitness Holding Corporation, a Delaware corporation, Bally Total Fitness Corporation, a Delaware corporation, Crunch Fitness International, Inc., a Delaware corporation, Health & Tennis Corporation of New York, a Delaware corporation, Bally Total Fitness of Greater New York, Inc. (f/k/a Jack La Lanne Fitness Centers, Inc.), a New York corporation, Soho Ho LLC, a New York limited liability company, Crunch L.A. LLC, a New York limited liability company, 708 Gym LLC, a New York limited liability company, West Village Gym at the Archives LLC, a New York limited liability company, 59th Street Gym LLC, a New York limited liability company, Flambe LLC, a New York limited liability company, Ace LLC, a New York limited liability company, Crunch World LLC, a New York limited liability company, Crunch CFI Chicago, LLC, a Delaware limited liability company (“Crunch Chicago” and all of the foregoing, collectively, the “Sellers”), Crunch CFI, LLC, a Delaware limited liability company (the “Company”), AGT Crunch Chicago LLC, a Delaware limited liability company (“AGT Chicago”), and AGT Crunch Acquisition LLC, a Delaware limited liability company (collectively with the Sellers, the Company and AGT Chicago, the “Parties”). Capitalized terms used but not defined herein have the meanings set forth in the Purchase Agreement (defined below).
RECITALS
     WHEREAS, the Parties other than Crunch Chicago and AGT Chicago (the “Original Parties”) entered into that certain Purchase Agreement (the “Purchase Agreement”), dated September 16, 2005 and amended on December 19, 2005;
     WHEREAS, the Original Parties desire to amend the Purchase Agreement in light of the foregoing; and
     WHEREAS, the Original Parties desire to modify certain other terms and conditions of the Transactions.
AGREEMENT
     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Parties hereby agree as follows:
     Section 1. Addition of New Parties. (a) Each of AGT Chicago and Crunch Chicago is hereby added as a party to the Purchase Agreement, and each reference in the Purchase Agreement to the “Parties”, a “Party” or words of like import referring to the parties to the Purchase Agreement, and each reference in any Ancillary Agreement to the parties to the Purchase Agreement, shall mean and be a reference to the “Parties” or each “Party” as originally defined in the Purchase Agreement plus AGT Chicago and Crunch Chicago.
     (b) Each reference in the Purchase Agreement to the “Subsidiaries of Purchaser”, “Purchaser’s Subsidiaries”, “Affiliates of Purchaser”, “Purchaser’s Affiliates” or words of like import referring to one or more subsidiaries or affiliates of Purchaser, and each reference in any Ancillary Agreement to one or more Subsidiaries or Affiliates of Purchaser, is hereby deemed to include AGT Chicago, and AGT Chicago shall be treated as a Subsidiary and Affiliate of Purchaser for all purposes under the Purchase Agreement and each Ancillary Agreement, including having all of the rights, benefits and obligations thereof under the Purchase Agreement as if it were an original party to the Purchase Agreement. AGT Chicago hereby agrees to be bound by all of the terms and provisions of, and assumes, agrees to perform and discharge when due any obligations of Purchaser under, the Purchase Agreement and any Ancillary Agreements to which Purchaser is a party arising or accruing at any time.
     (c) Each reference in the Purchase Agreement to the “Sellers”, a “Seller”, the “Bally Entities”, a “Bally Entity”, “Subsidiaries of BTFHC”, “BTFHC’s Subsidiaries”, “Affiliates of BTFHC”, “BTFHC’s Affiliates”, “Business Owners” or words of like import, and each reference in any Ancillary Agreement to one or more Sellers or their Affiliates or any Subsidiary of BTFHC, is hereby deemed to include Crunch Chicago, and Crunch Chicago shall be treated as a Seller, Bally Entity, Subsidiary and Affiliate of BTFHC and a Business Owner for all purposes under the Purchase Agreement and each Ancillary Agreement, including having all of the rights, benefits and obligations thereof under the Purchase Agreement as if it were an original party to the Purchase Agreement. Crunch Chicago hereby agrees to be bound by all of the terms and provisions of, and assumes, agrees to perform and discharge when due any obligations of the Sellers under, the Purchase Agreement and any Ancillary Agreement to which the Sellers are parties arising or accruing at any time. For the avoidance of doubt, the foregoing sentence includes, without limitation, Section 11.13 of the Purchase Agreement (Seller Representative).
     Section 2. Supplementation of Business Assets Exhibit. Exhibit 1.01(b) to the Purchase Agreement is hereby amended by inserting after the words “3. All books and records located at this Facility.” a new item 4 in the “Description” column within the category of Assets for each Facility identified as “vii. Other”, to read as follows:
“4. All Contracts entered into prior to the Closing Date between any Business Owner (exclusively with respect to the Business) on the one hand and any third party on the other hand, in each case consistent with the terms of this Agreement, providing for the provision of personal training sessions at this Facility following the Closing.”
     Section 3. Deferred Facilities Operating Agreement. Exhibit 1.01(e) of the Purchase Agreement is hereby deleted in its entirety and replaced with Exhibit 1.01(e)(i) and Exhibit 1.01(e)(ii) attached hereto.
     Section 4. Transition Services Agreement. Exhibit 1.01(j) of the Purchase Agreement is hereby deleted in its entirely and replaced with Exhibit 1.01(j) attached hereto.
     Section 5. Purchase Price. (a) Section 2.02(a) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:
     ”(a) Subject to the adjustments set forth in Section 2.06, the purchase price shall be $45,000,000 (as adjusted, the “Purchase Price”).”

     (b) Section 2.02(b) of the Purchase Agreement, along with all cross references thereto contained in the Purchase Agreement or any Ancillary Agreement, including all references to “(as adjusted pursuant to Section 2.02(b))” or words of like import referring to such Section 2.02(b), are hereby deleted in their entirety. All references to “Agreed Amounts”, “aggregate Agreed Amounts”, or words of like import, and each reference in any Ancillary Agreement to Agreed Amounts as defined in the Purchase Agreement, are hereby deemed to refer to the Purchase Price.
     (c) Sections 2.02(c) and 2.02(d), along with all cross references thereto contained in the Purchase Agreement or any Ancillary Agreement, are hereby renumbered as Sections 2.02(b) and 2.02(c), respectively.
     Section 6. Closing Deliveries. (a) Section 2.04 of the Purchase Agreement is hereby amended by inserting the word “and” at the end of subsection (h), replacing the “; and” at the end of subsection (i) with a period and deleting subsection (j) in its entirety.
     (b) Section 2.05 of the Purchase Agreement is hereby amended by deleting the word “and” at the end of subsection (d), deleting the period at the end of subsection (e) and replacing it with “; and” and inserting the following new subsection (f) in appropriate sequential order:
     ”(f) the Seller Representative, the Irrevocable Letter of Credit.”
     Section 7. Prorations and Adjustments. (a) Section 2.06(a)(i) is hereby amended by deleting “directly or indirectly transferred to Purchaser at the Closing (“Transferred Facilities”)” in its entirety and substituting the word “Facilities”.
     (b) Section 2.06 is hereby amended by deleting all other references to “Transferred Facilities” and substituting the word “Facilities”;
     (c) The text of Section 2.06(c)(iv)(A) is deleted in its entirety and replaced with the word “Reserved”; and
     (d) Section 2.06(a)(v)(B) of the Purchase Agreement is hereby amended by deleting “$275,000” and replacing it with “$375,000”.
     Section 8. Security Deposits. Section 3.13(d) of the Purchase Agreement is hereby amended by deleting the words “Security Deposits” and replacing them with “deposits of cash or cash equivalents made with respect to any Facility as of the Closing Date as security under any Real Property Lease (“Security Deposits”)”.
     Section 9. Minimum Membership Fees, Dues and Initiation Fees. Exhibit 5.01(a)(i) to the Purchase Agreement is hereby amended by deleting the last sentence thereof in its entirety and replacing it with the following:
“Note: Maximum discounts allowed for corporate discounts is 20% off above prices, it being understood that corporate electronic funds transfer memberships could have $0 down payments; provided, however, that the

Business Owners shall be permitted to renew any Membership Contract with a corporate discount in excess of 20% off above prices in the ordinary course of business consistent with past practice so long as such discount does not exceed the amount of such discount provided for in such Membership Contract immediately prior to its renewal.”
     Section 10. Extension of Termination Date. Each of Sections 5.04(b) and 10.01(a) of the Purchase Agreement is hereby amended by deleting the date “January 17, 2006” where such date appears in such sections and replacing it with “January 20, 2006” in lieu thereof.
     Section 11. Further Action. (a) Section 5.07(c) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:
     ”(c) At the Closing and in accordance with the terms of this Agreement and to the extent permissible under, and subject to the terms of, the applicable Contracts, each Seller shall assign and convey, or cause to be assigned and conveyed, to the Company, all of its rights and obligations under all Contracts (other than Shared Contracts) identified on Exhibit 1.01(b) and any Membership Contracts (other than Shared Membership Contracts) relating to such Facility, and the Company shall accept and assume all of such rights and obligations and agree to be bound by all of the terms and provisions of, and assumes, agrees to perform and discharge when due any Prospective Obligations such Seller may have under, such Contracts and Membership Contracts.”
     (b) Section 5.07(e) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:
     ”(e) Promptly following the date hereof, each of the Parties shall use its commercially reasonable efforts to confirm that the deposits of cash or cash equivalents remaining at each of the Facilities as of the Closing Date as security under any Real Property Lease are equal to at least $826,288 in the aggregate.”
     Section 12. Prospective Lease Obligations. Section 5.17 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:
     “SECTION 5.17. Prospective Lease Obligations. From and after the Closing for so long as (i) any of BTFHC, BTFC or Crunch Fitness International, Inc. (the “Original Guarantors”) guarantees any obligations pursuant to the Contracts set forth on Exhibit 5.17 for the Transferred Facilities or (ii) any Bally Entity which has any obligations under the Real Property Leases for the Transferred Facilities (the “Bally Obligors”) shall not have been unconditionally released and forever discharged from any and all continuing obligations arising from and after the Closing Date under such Real Property Leases (such period of time described in clauses (i) and (ii), the “Guarantee Period” and such obligations described in clauses (i) and (ii), collectively, the “Prospective Lease Obligations”):

     (a) Purchaser and the Company shall, and shall cause their respective Subsidiaries, to (i) indemnify and hold harmless the Seller Indemnified Parties from and against any and all Losses arising out of or resulting from the Prospective Lease Obligations, (ii) not alter the terms of any such Real Property Lease or any obligations which are guaranteed under any Contract set forth on Exhibit 5.17 in any manner that may have an adverse economic effect on any Original Guarantor or increase the likelihood that any third party will exercise any rights under any such Contract against any Original Guarantor other than renewals (which shall not include extensions) of any such Real Property Lease pursuant to the terms of such Real Property Lease and (iii) not transfer, sell, assign, pledge, encumber or otherwise dispose, directly or indirectly, of any of their Assets to another Person, other than (A) sales of Inventory in the ordinary course of business, including sales for purposes of replacing equipment, (B) pledges, security interests and other encumbrances reasonably necessary for any of Purchaser, the Company and their respective Subsidiaries to provide security for indebtedness for borrowed money granted in connection with any Credit Agreement, and (C) transfers, sales, assignments or other dispositions to any Affiliate of Purchaser and the Company which agrees in writing to be bound by the terms of this Section 5.17 as if such Person were Purchaser or the Company for these purposes;
     (b) Purchaser shall maintain, or cause to be maintained, the Irrevocable Letter of Credit delivered to the Seller Representative pursuant to Section 2.05(f) and cause such Irrevocable Letter of Credit to be in the possession of the Seller Representative until the end of the Guarantee Period; provided that the foregoing shall only apply following the third anniversary of the date hereof if at any time or from time to time, and only during such time that, the Debt-to-EBITDA Ratio is equal to or greater than 3 to 1, such Debt-to-EBITDA Ratio being determined, first, on the third anniversary hereof and, thereafter, on the last Business Day of any calendar quarter (or applicable measurement period set forth in any Credit Agreement) terminating during the Guarantee Period; and
     (c) At such time the Original Guarantors and the Bally Obligors have been unconditionally released and forever discharged from any and all continuing obligations arising from and after the Closing Date under a Prospective Lease Obligation listed below, the amount of the Irrevocable Letter of Credit may be reduced by substituting a replacement letter of credit in the same form as the Irrevocable Letter of Credit reflecting a reduction in the amounts set forth below with respect to each such Prospective Lease Obligation which the Original Guarantors and the Bally Obligors are unconditionally released and forever discharged:

38 E. Grand Ave., Chicago, Illinois	$151,000

25 Broadway, New York, New York	$250,000

152 Christopher Street, New York, New York	250,000
     Section 13. Guarantees. Exhibit 5.17 to the Purchase Agreement is hereby deleted in its entirety and replaced with the following:
“EXHIBIT 5.17
GUARANTEES

FACILITY	CONTRACT	GUARANTOR(S)	EFFECTIVE DATE

25 Broadway	Amended and Restated Guaranty	BTFHC; BTFC	March 1, 1996

83rd Street (space located at 162 West 83rd Street)	Guaranty of Lease	BTFHC	December 27, 2001

Kips Bay	Guaranty of Lease	BTFHC	October 1, 1997

Lafayette Street	Guaranty of BTFHC	BTFHC	December, 2001

Archive	Limited Guaranty	BTFHC	December 6, 2001”

Parkway Pointe	Guaranty	BTFHC; Crunch Fitness International, Inc.	December 5, 2001 October 26, 1999
     Section 14. Prospective Lease Obligations. Section 8.01(f) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:
     ”(f) Prospective Lease Obligations. (i) the Original Guarantors shall have been unconditionally released from all guarantee obligations with respect to each Transferred Facility relating to each Contract set forth on Exhibit 8.01(f), (ii) all Prospective Obligations under the Real Property Leases for the Transferred Facilities shall have been assumed and agreed to be performed by any of Purchaser, its Affiliates or the Company and (iii) except for Prospective Obligations of the Original Guarantors under any Contract described in Section 5.17, from each of the Bally Entities with any obligations under the Real Property Leases for the Transferred Facilities shall have been unconditionally released and forever discharged from any and all Prospective Obligations under such Real Property Leases;”
     Section 15. Released Guarantees. The Purchase Agreement is hereby amended by inserting the following Exhibit 8.01(f) after Exhibit 5.17 and before Exhibit 8.01(g):

“EXHIBIT 8.01(f)
RELEASED GUARANTEES

FACILITY	CONTRACT	GUARANTOR(S)	EFFECTIVE DATE

13th Street	Guarantee Agreement	BTFHC	December, 2001

38th Street	Guaranty	Crunch Fitness International, Inc.	July 16, 1998

59th Street	Guaranty	BTFHC	December 21, 2001

83rd Street (space located at 150-156 West 83rd Street)	Guaranty	BTFHC	December 30, 2001

Alhambra	Guaranty of BTFHC	BTFHC	January 12, 2000

Lincoln Park	Guaranty	BTFHC	April 30, 1999

Miami Beach	Guarantee	BTFHC; Crunch Fitness International, Inc.	March 31, 2003

North & Sheffield	Guaranty of BTFHC	BTFHC	January 5, 2001

Soho	Guaranty	BTFHC	December, 2001

Soho	Guaranty of Flagpole License Agreement	Soho Ho LLC	November 1, 2000

Sunset	Guarantor Consent and Reaffirmation	Flambe, Inc.; 708 Gym Corporation; World, Inc.	April 25, 1996

Sunset	Guaranty of BTFHC	BTFHC	December, 2001”
     Section 16. Limited Waiver of Required Consents Conditions. (a) In accordance with Section 11.08 of the Purchase Agreement, notwithstanding Sections 8.01(g) and 8.02(g) of the Purchase Agreement, each Party hereby waives any condition to consummation of the Transactions that consents required for the transfer of the Facilities located at the following addresses shall have been received on or prior to the Closing:
     (i) 404 Lafayette Street, New York, New York 10003;
     (ii) 25 Broadway, New York, New York 10004;
     (iii) 152 Christopher Street, New York, New York 10014;
     (iv) 3340 Peachtree Road, NE, Atlanta, Georgia 30326;
     (v) 162 West 83rd Street, New York, New York 10024;
     (vi) 554 Second Avenue, New York, New York 10016;

(vii)	38 East Grand Avenue, Chicago, Illinois 60610;

(viii)	3101 Cobb Parkway, Atlanta, GA 30339; and

(ix)	660 Market Street, San Francisco, California 94104.
     (b) The Parties acknowledge and agree that the foregoing waiver is effective solely with respect to the obligations of the Parties to effect the Closing (and not any Supplemental Closing) and shall not be deemed to require any Party to take any action or omit to take any action that would conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any note, bond, mortgage or indenture, Contract, lease, sublease, license, permit, franchise or other instrument or arrangement to which any Party is a party or by which its assets or properties are bound.
     Section 17. Deferred Facilities. (a) Section 8.03(a) of the Purchase Agreement is hereby amended by inserting the words “applicable to such Deferred Facility” after the words “(A) the Supplemental Closing” and before the words “, if any, and (B)”.
     (a) Sections 8.03(b) through (h) of the Purchase Agreement are hereby deleted in their entirety and replaced with the following:
     ”(b) With respect to Deferred Facilities which may be transferred pursuant to any Holding Company Transfer (as defined below) that would not result in the failure of any conditions to consummation of the Transactions set forth in Sections 8.01 and 8.02 to be fulfilled without a written waiver of such condition or conditions, the Parties shall use their respective commercially reasonable efforts to (i) form or cause to be formed one or more Holding Companies, (ii) transfer, or cause to be transferred, such Deferred Facilities to such Holding Companies and (iii) thereafter transfer, or cause to be transferred, all of the issued and outstanding ownership interests in each such Holding Company to the Company pursuant to a valid and binding Assignment and Amendment Agreement to occur, if at all, with respect to any Deferred Facility no later than the date on which the Deferred Facilities Operating Agreement applicable to such Deferred Facility expires or terminates in accordance with its terms (each such transfer to the Company, a “Holding Company Transfer”). With respect to Deferred Facilities which may not be transferred pursuant to any Holding Company Transfer because such transfer would result in the failure of any conditions to consummation of the Transactions set forth in Sections 8.01 and 8.02 to be fulfilled without a written waiver of such condition or conditions, the Parties shall use their commercially reasonable efforts to obtain the consent of the Persons whose consent is necessary to transfer such Deferred Facility to the Company at any Supplemental Closing.
     (c) Subject to Section 8.03(i), each Holding Company Transfer shall occur at a separate closing (each a “Supplemental Closing”, and the date of each Supplemental Closing, a “Supplemental Closing Date”) to occur, if at all, with respect to any Deferred Facility no later than the date on which the Deferred Facilities Operating Agreement applicable to such Deferred Facility expires or terminates in accordance with its terms, promptly following either (i) the satisfaction or written waiver of all conditions to either (A) (x) the transfer of the applicable Deferred Facilities to such Holding Company and (y) the subsequent Holding Company Transfer, arising out of the applicable Material Contracts (other than the condition set forth in Section 8.02(i)) or (B) any permissible Alternative Facility Transfer or (ii) the date on which Purchaser delivers to the Seller Representative written instructions to cause a Holding Company Transfer to occur with respect to one or more specified Deferred Facilities.
     (d) [RESERVED]
     (e) At each Supplemental Closing, if any:
     (i) the Sellers that own the ownership interests in the Holding Company being transferred at such closing, as applicable, shall transfer 100% of the issued and outstanding ownership interests in the Holding Company to the Company free and clear of any and all Encumbrances, except Permitted Encumbrances, and shall deliver to the Company:
     (A) an executed counterpart of an Assignment and Amendment Agreement (or similar appropriate document of transfer of such interests) with respect to the transfer of such Holding Company;
     (B) subject to Section 8.03(i), a certificate of a duly authorized officer of BTFC certifying as to the matters set forth in Sections 8.02(a), 8.02(b) and 8.02(g) (exclusively with respect to the applicable Deferred Facilities and Holding Company), together with a copy of the consents that are the subject of Sections 8.01(g) and 8.02(g);
     (C) a certificate duly executed by the Secretary or an Assistant Secretary of each such Seller, dated as of the applicable Supplemental Closing Date, certifying (A) as to the incumbency of the persons executing such Assignment and Amendment Agreement (or similar appropriate document of transfer of such interests) on such Seller’s behalf, and (B) that attached to such certificate is a true and complete copy of resolutions that have been duly and validly adopted by the board of directors (or managing member) of such Seller evidencing (i) the authorization of the execution and delivery of such Assignment and Amendment Agreement (or similar appropriate document of transfer of such interests) and the sale of the Holding Company, and (ii) the matters set forth in Section 8.02(g) (solely with respect to the Holding

Company Transfer), together with a statement to the effect that such resolutions are in full force and effect on the applicable Supplemental Closing Date;
     (D) all Collateral Lease Documents related to the Deferred Facilities held by the Holding Company;
     (E) a certificate of a duly authorized officer of BTFC certifying as to the non-foreign status of each of such Sellers pursuant to section 1.1445-2(b)(2) of the Regulations; and
     (F) the resignations, effective as of the Supplemental Closing, of all of the directors and officers of the Holding Company, except for such Persons as shall have been designated in writing prior to such Supplemental Closing by Purchaser to such Sellers to remain in such positions immediately following the Closing.
     (ii) Purchaser shall cause the Company to, and the Company shall deliver, or cause to be delivered, to:
     (A) the Seller Representative, an executed counterpart of an Assignment and Amendment Agreement (or similar appropriate document of transfer of such interests) with respect to the transfer of such Holding Company; and
     (B) the Seller Representative, a certificate duly executed by the Secretary or an Assistant Secretary of each the Company, dated as of the applicable Supplemental Closing Date, certifying (x) as to the incumbency of the persons executing such Assignment and Amendment Agreement (or similar appropriate document of transfer of such interests) on the Company’s behalf, and (y) that attached to such certificate is a true and complete copy of resolutions that have been duly and validly adopted by the board of directors (or managing member) of the Company evidencing the authorization of the execution and delivery of such Assignment and Amendment Agreement (or similar appropriate document of transfer of such interests) and the acquisition of the Holding Company, together with a statement to the effect that such resolutions are in full force and effect on the applicable Supplemental Closing Date.
     (f) [RESERVED]
     (g) Notwithstanding the obligations of the Sellers set forth in Sections 5.07 and 5.14, subject to Section 8.03(i), if the transfer, or attempted transfer, of any Deferred Facility to the Company or Holding Company, as applicable, (i) would result in the failure of any conditions to consummation of the Transactions set forth in Sections 8.01 and 8.02 to be fulfilled without a written waiver of such condition or conditions (other than the condition set forth in Section 8.02(i)) or (ii) is materially impeded by the breach by Purchaser or (after the Closing) the Company of any provision of this Agreement or any Ancillary Agreement, the Sellers shall not be required to transfer such Deferred Facility to the Company or the Holding Company, if any (in accordance with Section 8.03(c)), unless, in the case of clause (i), such transfer may be effected without causing the failure of any such conditions; provided, however, that, if any Deferred Facility shall not have been transferred to the Company in accordance with this Section 8.03(g) prior to the date on which the Deferred Facilities Operating Agreement applicable to such Deferred Facility expires or terminates in accordance with its terms, then (i) this Agreement shall be deemed to have been terminated with respect to such Deferred Facility and (ii) the Sellers shall have no obligation to transfer to the Company or any of its Affiliates, and none of the Company and its Affiliates shall have any obligation to accept, such Deferred Facility.
     (h) Subject to Section 8.03(i), from and after each Supplemental Closing, each Deferred Facility transferred to the Company shall be deemed as of the Closing to have been a Transferred Facility, and the representations, warranties, covenants and conditions in this Agreement and the Ancillary Agreements, and, with respect thereto, any applicable sections of the Disclosure Schedule or Exhibits shall be deemed to have reverted to their form prior to modification pursuant to clause (i) of Section 8.03(a) and be made as of signing and the applicable Supplemental Closing Date.
     (i) Notwithstanding anything herein to the contrary, including the requirement that the Sellers that own the ownership interests in a Holding Company being transferred at any Supplemental Closing deliver a certificate to Purchaser certifying as to the matters set forth in Section 8.02(a), (i) none of the representations or warranties of the Sellers contained in Sections 3.07 (other than the first sentence of subsection (a) and the representation that the Holding Company will have good and valid title to all of the Assets of each Transferred Facility, free and clear of all Encumbrances, except Permitted Encumbrances), 3.08, 3.09, 3.10, 3.11, 3.12 and 3.22 is required to be true or correct in any respect with respect to any Deferred Facility or Holding Company as of any date following the Closing, and (ii) Section 8.02(i) will be of no force and effect with respect to the obligations of Purchaser and the Company to consummate any Holding Company Transfer or, after the Closing, Alternative Facility Transfer.”
     Section 18. Alternative Facility Transfers. Section 8.04 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:
     “SECTION 8.04. Alternative Facility Transfers. (a) Notwithstanding anything herein to the contrary, in lieu of a transfer of a Facility to the Company or a transfer of a Deferred Facility to any

Holding Company, as applicable, followed in each case by the sale of 100% of the Interests or ownership interests in the Holding Company, as the case may be:
     (i) on or prior to Closing, the Sellers may at their option, (A) form or cause to be formed one or more limited liability companies, (B) transfer, or cause to be transferred, one or more Facilities (excluding related Transferred Employees, who will be transferred in accordance with the other provisions of this Agreement) to any such newly-formed limited liability companies and (C) thereafter transfer, or cause to be transferred, (x) all of the issued and outstanding ownership interests in one or more of such newly-formed limited liability companies to one or more of Purchaser’s Subsidiaries as directed by Purchaser or (y) any Facility held by any such newly-formed limited liability companies directly to one or more of Purchaser’s Subsidiaries as directed by Purchaser;
     (ii) at Closing, the Sellers may at their option, transfer any Facility (excluding related Transferred Employees, who will be transferred in accordance with the other provisions of this Agreement) directly to one of Purchaser’s Subsidiaries as directed by Purchaser;
     (iii) at Closing, the Sellers shall, if Purchaser so requests, transfer the Illinois Facilities (excluding related Transferred Employees, who will be transferred in accordance with the other provisions of this Agreement) either (A) directly to one of Purchaser’s Subsidiaries as directed by Purchaser or (B) in accordance with the method set forth in Section 8.04(a)(i) above;
     (iv) on or prior to a Supplemental Closing, if any, the Sellers may at their option, (A) form or cause to be formed one or more limited liability companies, (B) transfer, or cause to be transferred, one or more Deferred Facilities (excluding related Transferred Employees, who will be transferred in accordance with the other provisions of this Agreement) to any such newly-formed limited liability companies and (C) thereafter transfer, or cause to be transferred, (x) all of the issued and outstanding ownership interests in one or more of such newly-formed limited liability companies to one or more of Purchaser’s Subsidiaries as directed by Purchaser or (y) any Deferred Facility held by any such newly-formed limited liability companies directly to one or more of Purchaser’s Subsidiaries as directed by Purchaser;
     (v) at a Supplemental Closing, if any, the Sellers may at their option, transfer any Deferred Facility (excluding related Transferred Employees, who will be transferred in accordance with the other provisions of this Agreement) to one of Purchaser’s Subsidiaries as directed by Purchaser;

     (vi) at a Supplemental Closing, if any, the Sellers shall, if Purchaser so requests, transfer any Deferred Facilities that are Illinois Facilities (excluding related Transferred Employees, who will be transferred in accordance with the other provisions of this Agreement) either (A) directly to one of Purchaser’s Subsidiaries as directed by Purchaser or (B) in accordance with the method set forth in Section 8.04(a)(iv) above;
     (vii) at Closing or a Supplemental Closing, if any, the Parties may at their option, in lieu of the direct or indirect transfer, sale, assignment or other conveyance of the Lease, dated March 1, 1996, and Letter Agreement, dated December 17, 1997, between Health & Tennis Corporation of New York, Inc. and 25 Broadway Office Properties LLC by Health & Tennis Corporation of New York, Inc. to any of Purchaser, the Company, any Holding Company or any of their Affiliates, enter into a mutually acceptable sublease of the Facility located at 25 Broadway, New York, New York 10004 to AGT Crunch New York LLC, a Delaware limited liability company and an Affiliate of Purchaser; and
     (viii) (A) at Closing, the Parties may, in lieu of the direct or indirect transfer to Purchaser, the Company or any of their Affiliates of all or substantially all of the Business Assets constituting certain of the Facilities in accordance with any other provision of this Agreement, cause certain Business Assets to be transferred to Purchaser or any of its Affiliates and ownership of certain other Business Assets to be retained by the applicable Sellers in accordance with any written agreement of the Parties and (B) after Closing, Purchaser may by written direction delivered to the Sellers require the Sellers to transfer to Purchaser or any of its Affiliates any Business Assets the ownership of which shall have been retained by the Sellers in accordance with the preceding clause (A) in accordance with the Direction Letter notwithstanding the absence of any consents set forth on Exhibit 8.01(g) or Exhibit 8.02(g); provided that the Sellers shall incur no Liability for any failure to obtain any such consents (each of (i) through (viii), an “Alternative Facility Transfer”).
     (b) In connection with any such Alternative Facility Transfer, each of the Parties shall cause each Assumed Liability related to any transferred Facility, other than to the extent such Assumed Liability is already a Liability of the Company, Purchaser or any of their Affiliates, to be assumed by the applicable transferee of such Facility. For the avoidance of doubt, none of the Retained Liabilities will be assigned to or assumed by any of Purchaser and its Affiliates in connection with any Alternative Facility Transfer. Each Facility transferred at an Alternative Facility Transfer shall be deemed as of the Closing to be a Transferred Facility for purposes of this Agreement. None of the Parties shall be deemed to have breached any representation, warranty, covenant or agreement contained in this Agreement or any Ancillary Agreement, and none of the conditions to consummation of the Transactions set forth in Sections 8.01 and

8.02 of the Purchase Agreement shall be deemed not to have been satisfied, solely on account of compliance with this Section 8.04.”
     Section 19. Defined Terms.
     (a) Section 1.1 of the Purchase Agreement is hereby amended by adding the following after the words “Escrow Agreement;”
     “the License Agreement; the Direction Letter; the Payment Letter;”
     (b) Section 1.01 of the Purchase Agreement is hereby amended by deleting the word “and” between the words “Section 3.10 of the Disclosure Schedule;” and “(iii) all Liabilities” in the definition of “Assumed Liabilities” and inserting in that definition after the words “Ancillary Agreements;” but before the words “provided; however” the following:
“and (iv) if Purchaser delivers to the Seller Representative written instructions in accordance with either Section 8.03(c)(ii) or Section 8.04(a)(viii) and the applicable Sellers comply therewith, all Liabilities arising from any actual or alleged failure to obtain any third party consents required for the direct or indirect transfer of any Business Assets contemplated by such written instructions”
     (c) Section 1.01 of the Purchase Agreement is hereby further amended by deleting the definition of “Deferred Facilities Operating Agreement” in its entirety and replacing it with the following:
     “Deferred Facilities Operating Agreement” means, with respect to the Facility located at 152 Christopher St., New York, NY 10014, the Deferred Facilities Operating Agreement substantially in the form of Exhibit 1.01(e)(i) and, with respect to any other Facility, the Deferred Facilities Operating Agreement substantially in the form of Exhibit 1.01(e)(ii).”
     (d) Section 1.01 of the Purchase Agreement is hereby further amended by inserting in alphabetical order the following:
     “Deferred Transfer Facilities” means any Facilities transferred, directly or indirectly, to Purchaser, the Company or any of their Affiliates following the Closing Date.
     “Direction Letter” means that certain Direction Letter among the Parties dated as of the date hereof.
     “Irrevocable Letter of Credit” means an irrevocable letter of credit issued by Custodial Trust Company in favor of the Sellers in form and substance reasonably acceptable to the Sellers with a stated amount of $2,678,000, from which letter of credit the Sellers shall be authorized and promptly and unconditionally able to draw amounts sufficient to indemnify and hold harmless the Seller Indemnified Parties from and against any and all Losses arising out of or resulting from the Prospective Lease Obligations.

     “License Agreement” means that certain License Agreement among certain of the Parties dated as of the date hereof.
     “Payment Letter” means that certain Payment Letter among certain of the Parties hereto dated as of the date hereof.”
     (e) Section 1.01 of the Purchase Agreement is hereby further amended by deleting the definition of “Escrow Amount” in its entirety and replacing it with the following:
     “Escrow Amount” means the amount equal to $2,250,000 to be deposited with the Escrow Agent at Closing and held and disbursed by the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement.”
     (f) Section 1.02 of the Purchase Agreement is hereby amended by deleting “Section 2.04(h)” as the Location for the defined term “Security Deposits” and replaced with “Section 3.13(d)”.
     (g) Each reference in the Purchase Agreement to “Direct Facility Transfer” in the singular or the plural is hereby deemed to refer to “Alternative Facility Transfer” or “Alternative Facility Transfers”, as applicable. The reference to the defined term “Direct Facility Transfer”, as modified hereby, in Section 1.02 of the Purchase Agreement is hereby deemed to be relocated alphabetically in the list of Definitions contained therein, and the reference in such Section 1.02 to “Section 8.04(a)(iv)” as the Location for such defined term is hereby deleted and replaced with “Section 8.04(a)(viii)”.
     (h) Section 1.02 of the Purchase Agreement is further amended by inserting alphabetically in the list of Definitions contained therein a reference to the defined term “Guarantee Period” with the Location for such defined term being “Section 5.17”.
     Section 20. Table of Contents. The final page of the TABLE OF CONTENTS of the Purchase Agreement (entitled “EXHIBITS”) is hereby amended by (i) deleting “1.01(e)” and replacing it with “1.01(e)(ii)”, (ii) inserting an appropriately ordered reference to Exhibit 1.01(e)(i), (iii) deleting in its entirety the reference to Exhibit 2.02(b) and (iv) inserting an appropriately ordered reference to Exhibit 8.01(f).
     Section 21. Effect of Amendment. Upon effectiveness of this amendment, each reference in the Purchase Agreement to “this Agreement”, “hereunder,” “hereof” or words of like import referring to the Purchase Agreement, and each reference in any Ancillary Agreement to the Purchase Agreement, “thereunder”, “thereof” or words of like import referring to the Purchase Agreement shall mean and be a reference to the Purchase Agreement as amended hereby. Except as specifically amended above, each of the Purchase Agreement and each Ancillary Agreements that was in effect immediately prior to the execution hereof is and shall continue to be in full force and effect and is in all respects ratified and confirmed. The execution, delivery and effectiveness of this Amendment Agreement shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any party under any of the Purchase Agreement and the Ancillary Agreements.

     Section 22. Incorporation by Reference. The provisions of Sections 11.04 (Severability), 11.07 (Amendment), 11.08 (Waiver), 11.11 (Governing Law) and 11.14 (Counterparts) of the Purchase Agreement shall be incorporated into this Amendment Agreement, mutatis mutandis, as if references to “this Agreement” in the Purchase Agreement were references to “this Amendment Agreement” in this Amendment Agreement.
     Section 23. Effectiveness. This Amendment Agreement shall become effective upon the latest to occur of execution and delivery (by electronic means or otherwise) by all of the signatories hereto of counterparts of this Amendment Agreement.
[remainder of page intentionally left blank; signatures appear on following page(s)]

     IN WITNESS WHEREOF, the undersigned have executed this Amendment Agreement as of the date first above written.

PURCHASER: AGT CRUNCH ACQUISITION LLC
By:	/s/ Brent Leffel
	Name:	Brent A. Leffel
	Title:	Manager

AGT CHICAGO: AGT CRUNCH CHICAGO LLC
By:	/s/ Brent A. Leffel
	Name:	Brent A. Leffel
	Title:	Manager

CRUNCH CHICAGO: CRUNCH CFI CHICAGO, LLC
By:	/s/ William Fanelli
	Name:	William Fanelli
	Title:	Senior Vice President

ORIGINAL SELLERS:
Crunch Fitness International, Inc.
Health & Tennis Corporation of New York
Bally Total Fitness of Greater New York, Inc.
     (f/k/a Jack La Lanne Fitness Centers, Inc.)
Soho Ho LLC
Crunch L.A. LLC
708 Gym LLC
West Village Gym at the Archives LLC
59th Street Gym LLC
Flambe LLC
Ace, LLC
Crunch World LLC
Bally Total Fitness Holding Corporation

By:	BALLY TOTAL FITNESS CORPORATION

By:	/s/ William Fanelli
	Name:	William Fanelli
	Title:	Attorney-in-Fact

BALLY TOTAL FITNESS CORPORATION
By:	/s/ William Fanelli
	Name:	William Fanelli
	Title:	Senior Vice President

[Signature Page to Amendment Agreement]

EXHIBIT 1.01(e)(i)
ARCHIVE DEFERRED FACILITIES OPERATING AGREEMENT

EXHIBIT 1.01(e)(ii)
LONG-TERM DEFERRED FACILITIES OPERATING AGREEMENT

EXHIBIT 1.01(j)
TRANSITION SERVICES AGREEMENT